Exhibit 99.2

Date: June 1, 2022

News Release – Corporate Announcements

Parks! America, Inc. Announces Executive Initiatives

●	Dale Van Voorhis contract renewal and appointment as Interim CEO
●	Search for new CEO commenced in conjunction with establishment of Strategic Growth Committee

PINE MOUNTAIN, Georgia, June 1, 2022 – Parks! America, Inc. (OTCPink: PRKA) Board of Directors today announced its contract with Dale Van Voorhis was updated and renewed effective June 1, 2022. Mr. Van Voorhis will serve as Interim CEO and the Board is undertaking the search for a new CEO.

The Parks! America, Inc. Board of Directors is extremely pleased Mr. Van Voorhis has agreed to continue as its Chairman, Interim CEO and remain integrally involved in continuing to build the Company for the future. Following the formal search for and engagement of a new CEO, Mr. Van Voorhis will act as Special Advisor to the CEO to facilitate the transition. The Board believes this new two-year agreement allows an appropriate amount of time to conduct the search for a new CEO without disruption to the Company’s operations and ensures continuity of the Company’s management.

Mr. Van Voorhis has been part of executive management of Parks! America, Inc. since 2003 and has been its Chairman since 2011. Under Mr. Van Voorhis’ leadership, the Company has grown from two parks with revenues of $3.54 million for its 2011 fiscal year to three parks with revenues of $11.86 million for its 2021 fiscal year. Mr. Van Voorhis has guided the Company through very difficult times during his early tenure as CEO to record net income and operating cash flows over the past two fiscal years, effectively overcoming many of the challenges of the pandemic. Furthermore, the Company’s market capitalization has increased from roughly $1.5 million in 2011 to roughly $27.8 million today, an 18 fold increase. Mr. Van Voorhis has been a key driver in the success of Parks! America, Inc., leading the Company through several challenging periods, and has been integral in the success and establishing the position of strength the Company enjoys today. The Board of Directors is grateful for all of Mr. Van Voorhis’ contributions and willingness to play a key and active role in establishing the next phase of strategic direction, as well as in recruiting and on-boarding the Company’s next CEO, continuing to build on his legacy.

“I am pleased with this new agreement and the Board’s recognition of my efforts and achievements over the last 20 years,” commented Mr. Van Voorhis. “We are well positioned to continue the growth of the Company, building on the foundation we have created.”

The Company’s Board of Directors is also pleased to announce the formation of a Strategic Growth Committee. The initial focus of this Committee will be to lead the recruitment of the Company’s next CEO. The Committee will also play a lead role in various strategic planning initiatives of the Company. Rick Ruffolo has been appointed to lead this Committee, with Lisa Brady, Charles Kohnen and Dale Van Voorhis also serving as members.

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About Parks! America, Inc.

Parks! America, Inc. (OTCPink: PRKA), through its wholly owned subsidiaries, owns and operates three regional theme parks - the Wild Animal Safari theme park in Pine Mountain, Georgia, the Wild Animal Safari theme park located in Strafford, Missouri, as well as the Aggieland Wild Animal Safari theme park, located near Bryan/College Station, Texas, which was acquired on April 27, 2020.

Additional information, including our Form 10-K for the fiscal year ended October 3, 2021, is available on the Company’s website, http://www.animalsafari.com.

Cautionary Note Regarding Forward-Looking Statements

Except for historical information contained herein, this news release contains certain “forward-looking statements” within the meaning of U.S. securities laws. You are cautioned to not place undue reliance on these forward-looking statements; actual results or outcomes could differ materially due to factors including, but not limited to: general market conditions, adverse weather, and industry competition. Additional risks have been added to the Company’s business by the near-term and long-term impacts of the COVID-19 pandemic on the operations of its Parks, including customers perceptions of engaging in the activities involved in visiting its Parks, its ability to hire and retain associates in light of the issues posed by the COVID-19 pandemic, and its ability to maintain sufficient cash to fund operations due to the potential negative impact on its revenues associated with disruptions in demand as a result of the pandemic. The Company believes that expectations reflected in forward-looking statements are reasonable, however it can give no assurances that such expectations will be realized, and actual results could differ materially. The Company assumes no obligation to update any of these forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting these forward-looking statements, except as required by applicable law. A further description of these risks, uncertainties and other matters can be found in the Company’s annual report and other reports filed from time to time with the Securities and Exchange Commission, including but not limited to the Company’s Annual Report on Form 10-K for the fiscal year ended October 3, 2021.

Contact:	Todd R. White
Chief Financial Officer
(706) 663-8744
todd.white@animalsafari.com

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